Exhibit 10.33
MARATHON PETROLEUM CORPORATION

MODIFICATION TO PERFORMANCE UNIT AWARD AGREEMENTS FOR THE 2016-2018 AND 2017-2019 PERFORMANCE CYCLES

WHEREAS, Marathon Petroleum Corporation (the “Company”) currently maintains and operates the Marathon Petroleum Corporation 2012 Incentive Compensation Plan (the “2012 Plan”);

WHEREAS, pursuant to the 2012 Plan, the Company granted performance units to certain of its employees in 2016 and in 2017 that vest pursuant to certain terms and conditions, including the achievement of performance objectives over a three-year period beginning in 2016 and 2017, respectively (the “Performance Units”), which grants are evidenced by award agreements (such agreements, the “Performance Unit Award Agreements”);

WHEREAS, Section 5(a) of the 2012 Plan and Section 15 of the Performance Unit Award Agreements permit the Compensation Committee of the Board of Directors of the Company (the “Committee”) to modify the terms of the Performance Unit Award Agreements; and

WHEREAS, the Committee desires to modify the Performance Unit Award Agreements to align the payment timing set forth in Section 7 upon a Qualified Termination (as defined in the Performance Unit Award Agreements) with the payment in the event of a participant’s retirement.

NOW, THEREFORE, effective as of December 22, 2017, Section 7 of all outstanding Performance Unit Award Agreements shall be modified to read in its entirety as follows:

“7.     Vesting Upon a Qualified Termination. Notwithstanding anything herein to the contrary, upon a Participant’s Qualified Termination prior to the end of the Performance Cycle, the Participant’s right to receive the Performance Units, unless previously forfeited pursuant to Paragraph 4, shall vest in full and the Payout Percentage shall be determined as follows: (i) for the time period from the beginning of the Performance Cycle to the date of the Change in Control, the Payout Percentage shall be based upon actual TSR Performance Percentile; and (ii) for the time period from the date of the Change in Control to the Qualified Termination, the Payout Percentage shall be 100%. A payment equal to the vested value of the Performance Units shall be made in accordance with Paragraph 3, except that it shall be made 100% in cash and between January 1 and March 15 immediately following the end of the Performance Cycle. Such vesting shall satisfy the rights of the Participant and the obligations of the Corporation under this Award Agreement in full.”

Except as otherwise provided herein, each Performance Unit Award Agreement shall continue in full force and effect in accordance with its terms, and any capitalized terms not otherwise defined in this modification shall have the meaning given to such term in the Performance Unit Award Agreement or the 2012 Plan, as applicable.

IN WITNESS WHEREOF, this Modification is hereby executed on December 22, 2017.

MARATHON PETROLEUM CORPORATION

Rodney P. Nichols Executive Vice President, Human Resources and Administrative Services

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